Exhibit 10.1

AGREEMENT made between McGraw Hill Financial, Inc. (“MHFI”), a New York corporation, with its principal place of business at 1221 Avenue of the Americas, New York, New York, and Charles Teschner (“You”), an individual.

The parties agree that:

1.	In consideration of a payment in the amount of $225,000 to be made by MHFI to You in a lump sum within thirty (30) days of your Employment Termination Date, You acknowledge and agree that, for six (6) months following your Employment Termination Date, You will not directly or indirectly engage in, or render any services to or for, any business that is a significant competitor of MHFI or solicit for competitive purposes any customer of MHFI with which you were involved during the (12) months prior to your Employment Termination Date.

2.	Your Employment Termination Date shall be the date which MHFI designates in its records as the last date of Your employment with MHFI.

3.	The payment due under this Agreement is subject to all deductions required by law or authorized by you.

4.	This Agreement is conditioned upon the execution, delivery and full effectiveness of the Termination and Release Agreement relating to your employment termination.

5.	This Agreement shall be construed in accordance with the laws of the State of New York.

McGRAW HILL FINANCIAL, INC.

By:	/s/John Berisford

Name: John Berisford
Title:	EVP, Human Resources
Date:	September 24, 2013

CHARLES TESCHNER

/s/ Charles Teschner
Date:	September 20, 2013

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